Exhibit 99.1

Frank’s International N.V. 10260 Westheimer Rd, Suite 700 Houston, Texas 77042

PRESS RELEASE

FRANK’S INTERNATIONAL N.V. NAMES KYLE F. McCLURE CHIEF FINANCIAL OFFICER

June 7, 2017 – Houston, Texas – Frank’s International N.V. (NYSE: FI) (“Frank’s” or the “Company”) today announced that its Board of Supervisory Directors has named Kyle McClure as Senior Vice President and Chief Financial Officer, effective June 5, 2017.

Mr. McClure previously served as the Company’s Senior Vice President of Finance and Treasurer since March 2015, with responsibility for global treasury, insurance, investor relations and financial planning and analysis. In August 2016, he assumed additional responsibilities for finance leadership of the Western Hemisphere business. In March 2017, he was appointed as the interim Chief Financial Officer in addition to his other duties.

“We are pleased to have Kyle continue to serve Frank’s International as our Chief Financial Officer and as a key member of our management team,” said Douglas Stephens, President and Chief Executive Officer. “Kyle has been an integral part of our finance team at Frank’s and a proven leader throughout his career, driving efficiency and financial discipline in organizations across a variety of industries. I want to congratulate Kyle on this well-deserved promotion and I look forward to continue our work together to deliver long-term shareholder value.”

Prior to joining the Company, Mr. McClure served as Treasurer for Ascend Performance Materials, a specialty chemicals company, from January 2013 to March 2015, where he was responsible for capital funding, cash and liquidity management, insurance, credit and treasury operations and controls. Mr. McClure’s previous experience also includes serving as Director of Treasury and Investor Relations for Cooper Industries, an electrical products manufacturer, from December 2008 until its acquisition by Eaton Corporation in December 2012. He also served in multiple financial roles of increasing leadership at Dell over a ten-year period, including treasury, corporate planning, operations, and sales finance support. In addition, he worked in public accounting for Arthur Andersen.

Mr. McClure holds a Bachelor of Arts degree in Economics from The University of Texas at Austin and a Master of Business Administration from Baylor University.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,000 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 60 countries on six continents The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Contacts:

Blake Holcomb, Director – Investor Relations and Communications

blake.holcomb@franksintl.com

713-231-2463